Exhibit 3.39

CERTIFICATE OF INCORPORATION

OF

SUNGARD LTI INC. INC.

1. The name of the corporation is SunGard LTI Inc. Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent as such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock, with a par value of $1.00 per share, amounting in the aggregate to One Thousand Dollars ($1,000.00).

5. The name and mailing address of each incorporator is as follows:

NAME	ADDRESS

L.J. Vitalo	Corporation Trust Center 1209 Orange Street Wilmington, DE 19801

K.A. Widdoes	Corporation Trust Center 1209 Orange Street Wilmington, DE 19801

D.M Dembkowski	Corporation Trust Center 1209 Orange Street Wilmington, DE 19801

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

Meetings of the stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of

Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws.

9. The corporation reserves the right to alter, amend, changed or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

WE, THE UNDERSIGNED, being each of the incorporators hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein state are true, and accordingly have hereunto set our hands this 7th day of July, 1995.

/s/ L. J. Vitalo
L. J. Vitalo

/s/ K. A. Widdoes
K. A. Widdoes

/s/ D. M. Dembkowski
D. M. Dembkowski

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

IPB Holdings Inc.

The undersigned, being the duly elected Vice President and Assistant Secretary of IPB Holdings Inc., a Delaware corporation (the “Corporation”) certifies that:

1. The resolutions set forth below (the “Resolutions”) regarding the amendment to the Certificate of Incorporation of the Corporation, were duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware by the Board of Directors and the Sole Stockholder of the Corporation by unanimous written consent dated July 1, 1997.

RESOLVED, that the Certificate of Incorporation of IPB Holdings Inc. be amended by changing the First Article thereof so that. as amended, said Article shall be read as follows:

“The name of the corporation is SIS Europe Holdings Inc.”

2. The Resolutions are in full force and effect as of this date and have not been modified, rescinded, revoked or superseded (in whole or in part).

3. The Resolutions do not conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Corporation.

4. The Secretary and each other officer of the Corporation are authorized to certify that these Resolutions have been duly adopted by the Board of Directors and the Sole Stockholder of the Corporation.

Dated: July 1, 1997

IN WITNESS WHEREOF, said IPB Holdings Inc. has caused this certificate to be signed by George P. Warren, Jr., its Vice President and Assistant Secretary, this 1st day of July, 1997.

George P. Warren, Jr., Vice President and Assistant Secretary of IPB Holdings Inc.

CERTIFICATE OF MERGER

OF

NCS FINANCIAL SYSTEMS, INC.

INTO

SUNGARD LTI INC.

In compliance with the requirements of Section 252 of the General Corporation Law of the State of Delaware, the undersigned corporation hereby certifies that:

First:	The name and state of incorporation of the corporations are as follows:

Name	State of Incorporation

SunGard LTI Inc. Delaware
NCS Financial Systems, Inc. Minnesota

Second:	An Agreement and Plan of Merger between the parties has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of the State of Delaware.

Third:	The name of the surviving corporation of the merger is SunGard LTI Inc., a Delaware corporation, which name shall be changed to IPB Holdings Inc. on the effective date of the merger.

Fourth:	The certificate of incorporation of the surviving corporation shall be the same as its certificate of incorporation in effect immediately before the merger, except that Article 1. of the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “1. The name of the corporation is: IPB Holdings Inc.”

Fifth:	The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the surviving corporation’s principal place of business is 103 Springer Building, 3411 Silverside Road, Wilmington, DE 19810.

Sixth:	A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

Seventh:	The authorized capital stock of each foreign corporation which is a party to the merger is as follows:

Corporation	Class	No. of Shares	Par Value Per Share
NCS Financial Systems, Inc.	Common	100,000	$1.00

Dated: July 15, 1996

SUNGARD LTI INC.

By:
Michael J. Ruane, Vice President, Assistant Secretary